                                                                       EXHIBIT 3



                     AMENDED AND RESTATED VOTING AGREEMENT

     This Amended and Restated Voting Agreement (the "Agreement"), dated as of October 26, 1999, by and among Photronics, Inc., a Connecticut corporation ("Parent"), and the other parties listed on the signature page hereof (collectively, the "Shareholder") amends and restates that certain Voting Agreement, dated as of September 15, 1999, by and among Parent and the other parties listed on the signature page thereof.


     WHEREAS, Parent, AL Acquisition Corp. ("Merger Sub") and Align-Rite International, Inc. (the "Company"), have entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), pursuant to which the parties thereto have agreed, upon the terms and subject to the conditions set forth therein, to merge Merger Sub with and into the Company (the "Merger");

     WHEREAS, as of the date hereof, the Shareholder is the beneficial owner of the number of shares (the "Shares") of common stock, par value $.01 per share, of the Company (the "Company Common Stock") set forth opposite such Shareholder's name on Schedule I attached hereto; and

     WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has required that the Shareholder agree, and the Shareholder is willing to agree, to the matters set forth herein. Except as specified herein, terms defined in the Merger Agreement are used herein as defined therein.

     NOW, THEREFORE, in consideration of the foregoing and the agreements set forth below, the parties hereto agree as follows:

1.   Voting of Shares.

     1.1. Voting Agreement. The Shareholder hereby agrees to vote (or cause to be voted) all of the Shares (and any and all securities issued or issuable in respect thereof) which such Shareholder is entitled to vote (or to provide his written consent thereto), at any annual, special or other meeting of the shareholders of the Company, and at any adjournment or adjournments thereof, or pursuant to any consent in lieu of a meeting or otherwise:

          (i) in favor of the Merger and the approval and adoption of the terms contemplated by the Merger Agreement and any actions required in furtherance thereof;

          (ii) against any action or agreement that could result in a breach of any covenant, representation or warranty or any other obligation of the Company under this Agreement or the Merger Agreement; and

          (iii) against (except as specifically requested or agreed to in writing by Parent in advance) (A) any extraordinary corporate transaction, including, without limitation, a merger, consolidation, rights offering, reorganization, recapitalization or liquidation involving the Company or any of its Subsidiaries other than the Merger, (B) a sale or transfer of a material amount of assets of the Company or any of its Subsidiaries or the issuance of any securities of the Company or any Subsidiary, (C) any change in the Board of Directors of the Company; (D) any change in the present capitalization of the Company or any amendment of the Company's articles of incorporation or by laws; (E) any other material change in the Company's corporate structure or business; or (F) any action that could impede, interfere with, delay, postpone or adversely affect in any respect the Merger and the transactions contemplated by the Merger Agreement.

          1.2 Grant of Irrevocable Proxy; Appointment of Proxy. (a)The Shareholder hereby irrevocably grants to, and appoints, Michael J. Yomazzo and Jeffrey P. Moonan, in their respective capacities as officers of Parent, any individual who hereafter shall succeed to any such office of Parent, and each of them individually, the Shareholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Shareholder, to vote the Shares, or grant a consent or approval in respect of such Shares, in accordance with Shareholder's covenants in Section 1.1 hereof.

          (b) The Shareholder represents that any proxies heretofore given in respect of the Shares are not irrevocable, and that all such proxies are hereby revoked.

          (c) The Shareholder hereby affirms that the irrevocable proxy set forth in this Section 1.2 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Shareholder under this Agreement. The Shareholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. The Shareholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof.

     2. Representations and Warranties of Shareholder. The Shareholder represents and warrants to Parent as follows:

          2.1. Binding Agreement. The Shareholder has the capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Shareholder has duly and validly executed and delivered this Agreement and this Agreement constitutes a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or

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other similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

          2.2. No Conflict. Neither the execution and delivery of this Agreement nor the compliance with any of the provisions hereof by the Shareholder (a) requires any consent, approval, authorization or permit of registration, declaration or filing (except for filings under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) with, or notification to, any governmental entity, (b) results in a default (or an event which, with notice or lapse of time or both, would become a default) or gives rise to any right of termination by any third party, cancellation, amendment or acceleration under any contract, agreement, instrument, commitment, arrangement or understanding, or results in the creation of a security interest, lien, charge, encumbrance, equity or claim with respect to any of the Shares, (c) requires any consent, authorization or approval of any person other than a governmental entity which has not been obtained, or (d) violates or conflicts with any order, writ, injunction, decree or law applicable to the Shareholder or the Shares.

          2.3. Ownership of Shares. The Shareholder is the record and beneficial owner of the Shares free and clear of any security interests, liens, charges, encumbrances, options, proxies, voting trusts or agreements or other understandings, arrangements or other restrictions on the right to vote the Shares. The Shareholder holds exclusive power to vote the Shares. The Shares represent all of the shares of capital stock of the Company beneficially owned by Shareholder entitling Shareholder to vote or give consent with respect to the matters set forth in Section 1 hereof. For purposes of this Agreement, "beneficially own" or "beneficially ownership" with respect to any securities shall mean having "beneficial ownership" of such securities as determined pursuant to Rule 13d-3 under the Exchange Act and shall include securities beneficially owned by all other persons with whom Shareholder would constitute a "group" as discussed in Section 13(d)(3) of the Exchange Act.

     3. Representations and Warranties of Parent. Parent represents and warrants to the Shareholder as follows:

          3.1. Binding Agreement. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Connecticut and has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Merger Agreement by Parent and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of Parent, and, no other corporate proceedings on the part of Parent are necessary to authorize the execution, delivery and performance of this Agreement and the Merger Agreement by Parent and the consummation of the transactions contemplated thereby. Parent has duly and validly executed this Agreement

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and this Agreement constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

          3.2. No Conflict. Neither the execution and delivery of this Agreement, the consummation by Parent of the transactions contemplated hereby, nor the compliance by Parent with any of the provisions hereof will (a) conflict with or result in a breach of any provision of its articles of incorporation or by-laws, (b) require any consent, approval, authorization or permit of, registration, declaration or filing (except for filings under the Exchange Act) with, or notification to, any governmental entity, (c) result in a default (or an event which, with notice or lapse of time or both, would become a default) or give rise to any right of termination by any third party, cancellation, amendment or acceleration under any contract, agreement, instrument, commitment, arrangement or understanding, (d) require any consent, authorization or approval of any person other than a governmental entity, or (e) violate or conflict with any order, writ, injunction, decree or law applicable to Parent.

     4.   Covenants of the Shareholder.

          4.1. Certain Prohibited Transfers. The Shareholder agrees not to:

          (a) sell, transfer, tender, assign, encumber, pledge or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, tender, assignment, encumbrance, pledge or other disposition of, the Shares or any interest therein;

          (b) grant any proxies or power of attorney or enter into a voting agreement or other arrangement with respect to the Shares, other than and pursuant to this Agreement;

          (c)  deposit the Shares into a voting trust; or

          (d) buy, sell or trade any equity security of Parent including, without limitation, entering into any put, call, option, swap, collar or any other derivative transaction which has a similar economic effect.

          4.2. Additional Shares. In the event (i) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock of the Company on, of or affecting the Shares or (ii) the Shareholder shall become the beneficial owner of any additional shares of Company Common Stock or other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in

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Section 1 hereof, then the terms of this Agreement shall apply to, and all references to Shares herein shall include, the shares of capital stock or other securities of the Company held by the Shareholder immediately following the effectiveness of the events described in clause (i) or the Shareholder becoming the beneficial owner thereof, as described in clause (ii), as though they were Shares hereunder. The Shareholder hereby agrees, while this Agreement is in effect, to promptly notify Parent of the number of any new shares of Company Common Stock acquired by the Shareholder, if any, after the date hereof.

          4.3. No Solicitation. Prior to the termination of this Agreement pursuant to Section 7 hereof, Shareholder shall not (directly or indirectly through advisors, agents or other intermediaries), solicit or initiate inquiries or encourage the submission of any Acquisition Proposal. If Shareholder receives any such inquiry or proposal, then Shareholder promptly shall inform Parent of the terms and conditions, if any, of such inquiry or proposal and the identity of the person making it. Shareholder immediately will cease and cause his advisors, agents and other intermediaries to cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

          4.4. Stop Transfer. Shareholder agrees with, and covenants to Parent that it shall not request that the Company register the transfer of any certificate or uncertificated interest representing any of the Shares.

          4.5. Waiver of Appraisal and Dissenter's Rights. Shareholder hereby waives any rights of appraisal or rights to dissent that Shareholder may have.

     5. Third Party Business Combination. If (a) the Merger Agreement is terminated in accordance with Section 7.1(h) or Section 7.1(i) of the Merger Agreement, (b) within six months from the termination of the Merger Agreement the Company shall have entered into an agreement for, and within eighteen (18) months from such consummation shall have consummated, a merger, consolidation, liquidation, reorganization, tender offer or other business combination involving the Company or any acquisition, directly or indirectly, of at least 50% of the voting securities of, or all or substantially all of the assets of, the Company ("Third Party Business Combination") and (c) Shareholder receives from any Person (other than Parent, or any of its affiliates) any cash or non-cash consideration in an amount per share greater than $23.09 (the "Third Party Consideration") in respect of any sale or disposition of all or any portion of the Shares in connection with and as part of a Third Party Business Combination, then Shareholder within two (2) Business Days of receipt thereof shall pay to Parent or its designee an aggregate amount equal to (A) the excess of the Third Party Consideration over $23.09 multiplied by (B) the number of Shares with respect to which such Third Party Business Consideration was received, up to $360,000; provided that, (x) if the consideration received by Shareholder shall be securities listed on a national securities exchange or traded on the NASDAQ National Market ("NASDAQ"), the per share value


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of such consideration shall be equal to the closing price per share listed on such national securities exchange or NASDAQ National Market on the date such transaction is consummated, (y) if the consideration received by Shareholder shall be in a form other than such listed securities, the per share value shall be determined by the agreement of the parties as of the date such transaction is consummated and (z) Shareholder will pay Parent or its designee in kind and on a pro rata basis (i.e., if the Third Party Consideration includes cash, listed securities and/or other consideration, Parent or its designee will receive its pro rata portion of each such item).

     6. Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the terms hereof or were otherwise breached and that each party shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy which may be available at law or in equity.

     7. Termination. This Agreement shall terminate on the earlier of (i) the termination of the Merger Agreement, (ii) the agreement of the parties hereto to terminate this Agreement, and (iii) consummation of the Merger.

     8. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) transmitter's confirmation of a receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand or (c) the expiration of five business days after the day when mailed by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

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          If to Parent, to:

               Photronics, Inc.
               1061 East Indiantown Road
               Jupiter, Florida  33477
               Attention:  Jeffrey P. Moonan
               Telephone No:  561-745-1222
               Facsimile No:  561-747-1432

          with a copy to:

               Paul, Hastings, Janofsky & Walker LLP
               399 Park Avenue
               New York, New York  10022
               Attention:  Steven L. Wasserman, Esq.
               Telephone No:  (212) 318-6462
               Facsimile No.:  (212) 319-4090

          If to Shareholder, to the Shareholder at:

               10234 Candleberry Land
               Northridge, California 91324

          with a copy to:

               O'Melveny & Myers LLP
               400 South Hope Street
               Los Angeles, California 90071
               Attention:  Richard A. Boehmer, Esq.

     9. Entire Agreement. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties, with respect to the subject matter hereof.

     10. Consideration. This Agreement is granted in consideration of the execution and delivery of the Merger Agreement by Parent.

     11. Amendment. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement by the parties hereto.

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     12.  Successors and Assigns. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto. This Agreement will be binding upon, inure to the benefit of and be enforceable by each party and such party's respective heirs, beneficiaries, executors, representatives and permitted assigns; provided, that Parent may assign, in its sole discretion, its rights and obligations hereunder to any affiliate of Parent, but no such assignment shall relieve Parent of its obligations hereunder if such assignee does not perform such obligations.

     13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     14. Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of California (without giving effect to the provisions thereof relating to conflicts of law).

     15. Public Announcements. Shareholder shall not issue any press release or other statement with respect to the transactions contemplated by this Agreement and the Merger Agreement without the prior written consent of Parent.

     16. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms of provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     17. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     18. Shareholder Capacity. Shareholder makes no agreement or understanding herein in his capacity as a director or officer of the Company. The Shareholder signs solely in his capacity as the record holder and beneficial owner of the Shares and nothing herein shall restrict Shareholder in the exercise of his fiduciary duties as a director or officer of the Company.

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     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Shareholder and a duly authorized officer of Parent on the day and year first written above.

                                        Photronics, Inc.


                                        By: /s/ MICHAEL J. YOMAZZO
                                            ------------------------------------
                                            Michael J. Yomazzo,
                                            Vice Chairman


                                        /s/ JAMES L. MAC DONALD
                                        ----------------------------------------
                                        James L. Mac Donald


                                        /s/ JAMES L. MAC DONALD, JR.
                                        ----------------------------------------
                                        James L. Mac Donald, Jr. as Trustee
                                        under the Trust Agreement, dated
                                        November 17, 1983, for the Mac Donald
                                        Family Trust


                                        /s/ ROBIN A. MAC DONALD
                                        ----------------------------------------
                                        Robin A. Mac Donald as Trustee
                                        under the Trust Agreement, dated
                                        November 17, 1983, for the Mac Donald
                                        Family Trust



                                        /s/ JAMES L. MAC DONALD
                                        ----------------------------------------
                                        James L. Mac Donald, as Joint Tenant of
                                        18,000 shares of Common Stock


                                        /s/ ROBIN A. MAC DONALD
                                        ----------------------------------------
                                        Robin A. Mac Donald as Joint Tenant of
                                        18,000 shares of Common Stock



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                     Acknowledgment and Agreement of Spouse

     The undersigned, being the spouse of Shareholder, acknowledges that she has read and understands the terms of this Agreement and hereby agrees to be bound by the terms hereof to the extent she has a community property or other interest in the Shares.


                                        /s/ ROBIN A. MAC DONALD
                                        ----------------------------------------
                                        Robin A. Mac Donald


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                     Acknowledgment and Agreement of Spouse

         The undersigned, being the spouse of Shareholder, acknowledges that he has read and understands the terms of this Agreement and hereby agrees to be bound by the terms hereof to the extent he has a community property or other interest in the Shares.

                                             /s/ JAMES L. MAC DONALD
                                             -----------------------------------
                                             James L. Mac Donald


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                                   SCHEDULE I


                           Shares of Common     Options to Acquire Shares
Name                          Stock Owned             of Common Stock
----                       ----------------     -------------------------
James L. Mac Donald             100,000          241,396, of which 164,558
                                                        are vested

James L. Mac Donald             440,000
and Robin A.
Mac Donald as Trustees
under the Trust
Agreement, dated
November 17, 1983,
of the Mac Donald
Family Trust

James L. Mac Donald             18,000
and Robin A. Mac Donald,
as Joint Tenants


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